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                                                                 Exhibit 99(e)


                               DISTRIBUTION AGREEMENT

                                     Between

                    VALUE LINE STRATEGIC ASSET MANAGEMENT TRUST

                                       and

                           VALUE LINE SECURITIES, INC.


                                                          September 16, 1987


VALUE LINE SECURITIES, INC.
711 Third Avenue
New York, New York 10017

Dear Sirs:

     VALUE LINE STRATEGIC ASSET MANAGEMENT TRUST (the "Trust") established under the laws of the Commonwealth of Massachusetts by Declaration of Trust dated May 14, 1987, is registered as an Investment Company under the Investment Company Act of 1940 and an indefinite number of shares of beneficial interest have been registered under the Securities Act of 1933 to be offered continuously for sale to the public in accordance with terms and conditions set forth in the Prospectus included in such Registration Statement as it may be amended from time to time.

     In this connection, the Trust desires that your firm act as principal underwriter and distributor (herein "distributor") of the Trust for the sale and distribution of shares which have been registered as described above and any additional shares which may become registered during the term of this Agreement. You have advised the Trust that you are willing to act as distributor, and it is, accordingly, agreed between us as follows:

     1. The Trust hereby appoints you distributor for the sale of its shares, pursuant to the aforesaid continuous public offering in connection with any sales made to Trust investors in any states and/or jurisdictions in which you are or shall from time to time become qualified as a broker/dealer, or through securities dealers with whom you have entered into sales agreements.


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     2. You hereby accept such appointment and agree to use your best efforts to sell such shares, provided, however, that when requested by the Trust at any time because of market or other economic considerations or abnormal circumstances of any kind, you will suspend such efforts. The Trust may also withdraw the offering of the shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific portion of the shares of the Trust.

     3. The shares shall be sold by you at net asset value as determined in the Trust's Prospectus effective at the time of sale. Shares may be sold directly to prospective purchasers or through securities dealers who have entered into sales agreements with you. However, in no event will shares be issued prior to the receipt by us of full payment for such shares.

     4. You agree that the Trust shall have the right to accept or reject orders for the purchase of shares of the Trust. Any consideration which you may receive in connection with a rejected purchase order will be returned promptly. In the event that any cancellation of a share purchase order, cancellation of a redemption order or error in the timing of the acceptance of purchase or redemption orders shall result in a gain or loss, you agree promptly to reimburse the Trust for any amount by which losses shall exceed gains so arising; to retain any net gains so arising for application against losses so arising in future periods and, on the termination of this Agreement, to pay over to the Trust the amount of any such net gains which may have accumulated. The Trust shall register or cause to be registered all shares sold by you pursuant to the provisions hereof in such name or names and amounts as you may request from time to time, and the Trust shall issue or cause to be issued certificates evidencing such shares for delivery to you or pursuant to your direction if, and to the extent that, the shareholder requests issuance of such share certificates.

     5. The Trust has delivered to you a copy of its initial Prospectus dated on the effective date of its Registration Statement pursuant to the Securities Act of 1933. It agrees that it will use its best efforts to continue the effectiveness of the Registration Statement under the Securities Act of 1933. The Trust further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the Securities Act of 1933.


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     6. The Trust is registered under the Investment Company Act of 1940 as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of said Act.

     7. You agree:

          (a) That neither you nor any of your officers will take any short position in the shares of the Trust.

          (b) To furnish to the Trust any pertinent information required to be included with respect to you as distributor within the meaning of the Securities Act of 1933 in any reports or registration required to be filed with any governmental authority.

          (c) You will not give any information or make any representations other than as contained in the Registration Statement or Prospectus filed under the Securities Act of 1933, as in effect from time to time, or in any supplemental sales literature authorized by the Trust for use in connection with the sale of shares.

     8. You shall pay all usual expenses of distribution, including advertising and the costs of printing and mailing of the Prospectus, other than those furnished to existing shareholders.

     9. This Agreement will continue in effect for a period of two years and shall continue in effect from year to year thereafter provided:

          (a) Such continuation shall be specifically approved at least annually by the Board of Trustees, including the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any such persons cast in person at a meeting called for the purpose of voting on such approval or by vote of the holders of a majority of the outstanding voting securities of the Trust and by such a vote of the Board of Trustees.

          (b) You shall not have notified the Trust in writing at least sixty days prior to the termination date that you shall not desire such continuation.

          (c) We shall not have notified you in writing at least sixty days prior to the termination date that we do not desire your continuation.


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     10. This Agreement may not be amended or changed except in writing and shall be binding upon and shall enure to the benefits of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon assignment.

     If the foregoing is in accordance with your undertaking, kindly so indicate by signing in the space provided below.

                                  VALUE LINE STRATEGIC ASSET MANAGEMENT TRUST




                                  By        /s/ Illegible
                                    ------------------------------------------


Accepted:

VALUE LINE SECURITIES, INC.





By   /s/ Thomas J. Sexton
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